Ruth's Chris Steak House, Inc. Appoints Industry Veteran Robert M. Vincent as New Executive Vice President and Chief Financial Officer

Heathrow, FL--(BUSINESS WIRE)-February 11, 2008 -- Ruth's Chris Steak House, Inc. (Nasdaq: RUTH) today announced that it has appointed Robert M. Vincent as Executive Vice President and Chief Financial Officer, effective March 17, 2008. In this role, Mr. Vincent will manage all areas of corporate finance, accounting, investor relations, internal audit and information technology. Thomas J. Pennison Jr., former Senior Vice President and Chief Financial Officer, who announced in December he would leave to pursue other business and personal interests in his home state of Louisiana, will continue to consult with the company through the transition.

Since April of 2000, Mr. Vincent served as Executive Vice President-Finance, Chief Financial Officer and Treasurer at Uno Restaurant Holdings Corporation, a casual dining restaurant chain with more than 200 company-owned and franchised full service units, with locations in 30 states and internationally. He also served as Senior Vice President-Finance, Chief Financial Officer and Treasurer, and Vice President-Finance and Controller of Uno Restaurant Holdings Corporation since joining the company in 1992. During his tenure, Mr. Vincent directed all financial and administrative activity and managed strategy, finance and accounting for the company's growth from approximately 70 restaurants to more than 200.

Mr. Vincent also served as Chief Financial Officer at Omega Corporation from 1988 to 1992, and Vice President-Finance at Boston Restaurant Associates from 1985 to 1988. From 1976 to 1985, he worked at Ogden Corporation in lead finance positions. Mr. Vincent earned a Bachelor of Arts degree with a concentration in accounting at Suffolk University and a Masters in Business Administration in Finance from Babson College. Overall, Mr. Vincent has more than 30 years experience in accounting and finance.

Craig S. Miller, Chairman of the Board, President and CEO of Ruth's Chris Steak House, Inc., said, "On behalf of the Board of Directors and the entire Company, we welcome Bob to the Ruth's Chris family. With a long tenure of both financial and restaurant experience, we believe Bob is ideally suited to lead the finances of our organization as we continue our global expansion and build long term value for our shareholders. We appreciate that Tom Pennison has generously agreed to serve as a consultant to the Company as Bob transitions to his new role. We wish Tom the best in his future endeavors in New Orleans."

About Ruth's Chris Steak House

Ruth's Chris Steak House, Inc. is the largest upscale and fine-dining company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 118 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime ... just follow the sizzle to the 118 Ruth's Chris Steak House locations worldwide. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

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